SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
December 27, 2000

Regan Holding Corp.

(Exact name of registrant as specified in its charter)

California	0-4366	68-0211359

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2090 Marina Avenue, Petaluma, California 94954
(Address of principal executive offices, with ZIP code)

707-778-8638
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets

      On December 27, 2000, Regan Holding Corp. (the "Company") sold two parcels of land and a building in Petaluma, California, for total consideration of $8.4 million, pursuant to the terms of an Agreement of Purchase and Sale, dated November 21, 2000, by and between the Company and Basin Street Properties, Inc. ("Basin"). Basin subsequently assigned the property to McDowell Corporate Campus, LLC ("Purchaser"). Approximately $5.8 million of the consideration consisted of a promissory note from Purchaser that is due and payable on the 60th day following the sale. The note bears interest at a rate of 6% per annum. Approximately $2.1 million of the consideration was used to discharge the Company's remaining obligation under a promissory note. The Company recorded a pre-tax gain on the sale of approximately $3.6 million. The building housed operations of the Company's subsidiary Legacy Financial Services, Inc. ("LFS") and unrelated tenants. LFS will remain on-site under the terms of an operating lease that expires on December 31, 2002.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

a) Financial statements of the business acquired

    Not applicable

b) Pro forma financial information

    Not applicable

c) Exhibits

Exhibit 10.1	Agreement of Purchase and Sale, dated November 21, 2000, by and between Regan Holding Corp. and Basin Street Properties, Inc.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGAN HOLDING CORP.

Date: January 10, 2001	By:	/s/ G. Steven Taylor G. Steven Taylor Chief Financial Officer